Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Matt Sheldon
QAD Senior Vice President and Treasurer	Pondel Wilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD REPORTS FISCAL 2014 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Company Posts Record Revenue for Fiscal 2014

SANTA BARBARA, Calif. – March 13, 2014 – QAD Inc. (NASDAQ: QADA) (NASDAQ: QADB), a leading provider of enterprise business software and services for global manufacturers, today reported financial results for the fiscal 2014 fourth quarter and full year ended January 31, 2014.

Total revenue grew 12 percent to $73.5 million for the fiscal 2014 fourth quarter, up from $65.8 million for the same quarter last year.  License revenue grew to $14.6 million for the fourth quarter of fiscal 2014, up from $9.5 million for the fourth quarter of fiscal 2013.  Maintenance and other revenue was $34.5 million, compared with $35.4 million for last year’s fourth quarter.  Subscription revenue rose to $5.8 million, from $4.1 million for last year’s fourth quarter, driven by growth of sales in the QAD Enterprise Cloud, in particular from sales of QAD Cloud ERP.  Professional services revenue increased to $18.7 million, from $16.9 million for the fourth quarter of fiscal 2013.

Net income for the fiscal 2014 fourth quarter was $4.3 million, or $0.27 per diluted Class A share and $0.23 per diluted Class B share.  Net income for the fiscal 2013 fourth quarter totaled $2.0 million, or $0.13 per diluted Class A share and $0.11 per diluted Class B share.

“We are very pleased to report record revenues for the year and a strong finish with solid fourth quarter performance,” said Karl Lopker, Chief Executive Officer of QAD Inc.  “We achieved better than expected results in our license and services businesses, enhanced by continued growth in subscription revenue from the QAD Enterprise Cloud.  We continue to see growing acceptance and opportunities in the Cloud, and expect momentum to continue into fiscal 2015.”

Gross profit for the fiscal 2014 fourth quarter totaled $42.8 million, or 58 percent of total revenue, compared with $38.4 million, or 58 percent of total revenue, for the fiscal 2013 fourth quarter.

Total operating expenses amounted to $37.0 million, or 50 percent of total revenue, for the fiscal 2014 fourth quarter, versus $35.1 million, or 53 percent of total revenue, for the same quarter last year.

Operating income for the fourth quarter of fiscal 2014 grew to $5.8 million, which included $966,000 in stock compensation expense.  For the fourth quarter of fiscal 2013, operating income was $3.2 million, which included $1,002,000 in stock compensation expense.

For the full fiscal year ended January 31, 2014, total revenue rose to a record $266.3 million, up from $252.2 million last year.  Net income for fiscal 2014 totaled $6.4 million, or $0.41 per diluted Class A share and $0.34 per diluted Class B share.  Net income for fiscal 2013 was $6.6 million, or $0.42 per diluted Class A share and $0.35 per diluted Class B share.

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During the fiscal 2014 fourth quarter, QAD paid quarterly cash dividends totaling $1.1 million.

QAD’s cash and equivalents balance increased to $76.0 million at January 31, 2014, from $65.0 million at January 31, 2013.  Cash provided by operations for fiscal 2014 was $24.1 million, compared with $16.0 million for fiscal 2013.

2014 Fourth Quarter Highlights:
•	Received orders from 44 customers representing more than $500,000 each in combined license, maintenance, subscription and professional services billings, including 12 orders in excess of $1.0 million, of which four were in excess of $2.0 million;
•	Received license or Cloud orders from companies across QAD’s six vertical markets, including: AKZO Nobel NV, Grand Moulins de Paris SA, Hewlett-Packard Nederland BV, Invacare France Ops SAS, Key Safety Systems, Inc., Lem International SA, Nexteer Automotive, PANalytical B.V., Pentair Aquatic Systems, PPG Industries Inc., Sunrise Medical Limited, Vascular Solutions Inc., Vention Medical Inc. and Visteon Corporation;
•	Opened registration for the 2014 QAD Explore user conference, being held May 5-8, 2014 in New Orleans; and
•	Held user conference in Kunming, China attended by local Chinese customers as well as global customers with operations in China.

Business Outlook
For the first quarter of fiscal 2015, QAD anticipates total revenue of approximately $67 million and breakeven earnings per share.  For the full fiscal 2015 year, QAD expects a revenue growth rate similar to that which it achieved in fiscal 2014, and earnings roughly equal to fiscal 2014 levels.

Calculation of Earnings Per Share
EPS is reported based on the company’s dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2014 fourth quarter and full year.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1766 (domestic) or 612-234-9960 (international).  A replay of the call will be accessible through midnight March 20, 2014 by dialing 800-475-6701 (domestic) or 320-365-3844 (international), passcode 313755.

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About QAD
QAD Inc. (Nasdaq: QADA) (Nasdaq: QADB), is a leading provider of enterprise software and services designed for global manufacturing companies.  For more than 30 years, QAD has provided global manufacturing companies with an enterprise resource planning (ERP) system that supports operational requirements; including financials, manufacturing, demand and supply chain planning, customer management, business intelligence and business process management.  QAD delivers offerings that can be deployed On Premise, in the Cloud (as Software as a Service) or in a blended model combining both with a consistent user experience.   With QAD, customers and partners in the automotive, consumer products, food and beverage, high technology, industrial products and life sciences industries can better align daily operations with their strategic goals to meet their vision of becoming more Effective Enterprises.

For more information about QAD, telephone +1 805-566-6000 or visit www.qad.com.

"QAD" is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “believes,” “anticipates,” “could,” “will likely result,” “estimates,” “intends,” “may,” “projects,” “should,” and variations of these words and similar expressions are intended to identify these forward looking statements.  Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and future conditions.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2013 ended January 31, 2013, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission.

-- Financial Tables Follow --

QAD Inc.
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QAD Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2014	2013	2014	2013
Revenue:
License fees	$14,593	$9,493	$36,176	$31,260
Maintenance and other	34,473	35,358	139,557	138,563
Subscription fees	5,805	4,055	19,406	14,838
Professional services	18,659	16,880	71,172	67,511
Total revenue	73,530	65,786	266,311	252,172
Cost of revenue:
License	1,807	1,350	4,978	4,032
Maintenance, subscription and other	11,439	9,996	44,947	40,355
Professional services	17,453	16,078	67,081	63,206
Total cost of revenue	30,699	27,424	117,006	107,593
Gross profit	42,831	38,362	149,305	144,579
Operating expenses:
Sales and marketing	18,920	17,233	66,009	62,223
Research and development	10,106	9,891	41,237	38,332
General and administrative	7,793	7,903	31,946	31,952
Amortization of intangibles from acquisitions	179	119	710	264
Total operating expenses	36,998	35,146	139,902	132,771
Operating income	5,833	3,216	9,403	11,808
Other (income) expense:
Interest income	(59)	(124)	(284)	(590)
Interest expense	199	215	829	990
Other (income) expense, net	(421)	204	(1,294)	1,118
Total other (income) expense, net	(281)	295	(749)	1,518
Income before income taxes	6,114	2,921	10,152	10,290
Income tax expense	1,768	910	3,766	3,651
Net income	$4,346	$2,011	$6,386	$6,639

Diluted Net Income per Share
Class A	$0.27	$0.13	$0.41	$0.42
Class B	$0.23	$0.11	$0.34	$0.35

Diluted Weighted Shares
Class A	13,224	12,940	12,985	13,063
Class B	3,249	3,250	3,238	3,266

QAD Inc.
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QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	January 31,	January 31,
	2014	2013
Assets
Current assets:
Cash and equivalents	$75,984	$65,009
Accounts receivable, net	71,337	72,564
Deferred tax assets, net	4,737	4,414
Other current assets	14,980	13,806
Total current assets	167,038	155,793

Property and equipment, net	33,085	32,526
Capitalized software costs, net	3,315	4,180
Goodwill	11,377	11,412
Long-term deferred tax assets, net	15,184	16,431
Other assets, net	4,814	5,606

Total assets	$234,813	$225,948

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$389	$372
Accounts payable and other current liabilities	45,241	43,952
Deferred revenue	104,160	101,193
Total current liabilities	149,790	145,517

Long-term debt	15,085	15,474
Other liabilities	5,733	6,759

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	150,837	149,777
Treasury stock	(28,220)	(31,093)
Accumulated deficit	(51,472)	(52,468)
Accumulated other comprehensive loss	(6,958)	(8,036)
Total stockholders' equity	64,205	58,198

Total liabilities and stockholders' equity	$234,813	$225,948

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QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended
	January 31,
	2014	2013

Net cash provided by operating activities	$24,140	$16,039

Cash flows from investing activities:
Purchase of property and equipment	(4,779)	(3,071)
Acquisition of businesses, net of cash acquired	-	(7,817)
Capitalized software costs	(366)	(492)
Other, net	33	(1)
Net cash used in investing activities	(5,112)	(11,381)

Cash flows from financing activities:
Repayments of debt	(372)	(312)
Tax payments, net of proceeds, related to stock awards	(1,286)	(1,185)
Excess tax benefits from share-based payment arrangements	72	462
Repurchase of stock	(686)	(7,530)
Dividends paid in cash	(5,304)	(8,076)
Net cash used in financing activities	(7,576)	(16,641)

Effect of exchange rates on cash and equivalents	(477)	65
Net increase (decrease) in cash and equivalents	10,975	(11,918)
Cash and equivalents at beginning of period	65,009	76,927
Cash and equivalents at end of period	$75,984	$65,009